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                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                               Six Months
                                  Ended                            Fiscal Years Ended
                               -----------   --------------------------------------------------------------
                                               May 3,     April 28,    April 29,    April 30,      May 1,
                               November 1,      2000         1999         1998         1997         1996
                                  2000       (53 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)   (52 Weeks)
                               -----------   ----------   ----------   ----------   ----------   ----------
Fixed Charges:
  Interest expense*..........   $163,939     $  271,597   $  260,743   $  260,401   $  277,818   $  279,368
  Capitalized interest.......      4,633             --           --        1,542        2,688        1,007
  Interest component of
    rental expense...........     14,306         32,274       29,926       30,828       27,382       26,728
                                --------     ----------   ----------   ----------   ----------   ----------
    Total fixed charges......   $182,878     $  303,871   $  290,669   $  292,771   $  307,888   $  307,103
                                --------     ----------   ----------   ----------   ----------   ----------
Earnings:
  Income before income
    taxes....................   $598,511     $1,463,676   $  835,131   $1,254,981   $  479,064   $1,023,661
  Add: Interest expense*.....    163,939        271,597      260,743      260,401      277,818      279,368
  Add: Interest component of
    rental expense...........     14,306         32,274       29,926       30,828       27,382       26,728
  Add: Amortization of
    capitalized interest.....      1,312          2,799        3,050        3,525        3,454        3,399
                                --------     ----------   ----------   ----------   ----------   ----------
    Earnings as adjusted.....   $778,068     $1,770,346   $1,128,850   $1,549,735   $  787,718   $1,333,156
                                --------     ----------   ----------   ----------   ----------   ----------
  Ratio of earnings to fixed
    charges..................       4.25           5.83         3.88         5.29         2.56         4.34
                                ========     ==========   ==========   ==========   ==========   ==========

* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.